UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) January 2, 2015

MYERS INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Ohio	1-8524	34-0778636
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1293 South Main Street, Akron, OH	44301
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including area code (330) 253-5592

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On January 2, 2015, Myers Industries, Inc. (the “Company”) and MYE Canada Operations Inc. (together with the Company, “Sellers”) entered into an Asset Purchase Agreement to sell substantially all of the assets of the Lawn and Garden business (the “Business”) to Lawn & Garden Operating Company, Inc., an entity controlled by Wingate Partners V, L.P. (“Buyer”). The total purchase price for the Business is $115 million, plus the assumption of certain assumed liabilities. The Buyer will pay $90 million of the purchase price in cash at closing along with delivering a subordinated promissory note due five years from the closing date in the principal amount of $25 million. The purchase price is also subject to an adjustment for working capital. The Company anticipates that the acquisition will close within approximately thirty days upon satisfaction of all conditions precedent to closing, including regulatory approvals under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

The purchase agreement contains customary representations and warranties and covenants by Sellers and Buyer. Both Sellers and Buyer are obligated, subject to certain limitations, to indemnify the other for certain customary and other specified matters, including breaches of representations and warranties, nonfulfillment or breaches of covenants and for certain liabilities and third-party claims.

The Company issued a press release announcing the entrance into the purchase agreement. The full text of the press release issued in connection with the announcement is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release dated January 8, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Myers Industries, Inc.
(Registrant)

DATE January 8, 2015	By:	/s/ Greggory W. Branning
Greggory W. Branning
Senior Vice President, Chief Financial Officer and Corporate Secretary